REVOLVING CREDIT AND TERM LOAN AGREEMENT

                                THIS AGREEMENT, dated as of February 18, 2005, entered into by and among INTERNATIONAL PLASTICS AND EQUIPMENT CORP., a Pennsylvania corporation (“Borrower”)

AND

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania banking organization (the “Bank”);

RECITALS:

                                WHEREAS, the Borrower has requested, and the Bank has agreed, subject to the terms and conditions contained herein, to extend to the Borrower a facility for the making of revolving credit loans in the maximum principal amount of $3,500,000, a term loan in the original principal amount of $1,500,000, a multi-draw term loan in the maximum principal amount of $1,000,000, and a letter of credit facility in the maximum principal amount of $1,800,000.

                                NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and of the loans and extensions of credit now or after the date of this Agreement made to or for the benefit of the Borrower by the Bank, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

                                1.01 Certain Definitions . In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

                                “Adjusted EBITDA” means, as of the date of determination for any period, Consolidated EBITDA for such period, less (i) non-financed Capital Expenditures during such period, plus (ii) Lease Obligations, less (iii) distributions, dividends and advances to shareholders or Affiliates that are paid in cash, less (iv) taxes actually paid during such period, all as determined in accordance with GAAP.

                                “Affiliate” means any person or entity which directly or indirectly controls, or is controlled by, or is under common control with, a Borrower. For each individual who is an Affiliate within the meaning of the foregoing, the term “Affiliate” shall include any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual, and any person directly or indirectly controlled by any of the foregoing. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

                                “Agreement” means this Revolving Credit and Term Loan Agreement as the same may be amended, modified, restated or supplemented from time to time.

                                “Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

                                “Bank” means Citizens Bank of Pennsylvania, with an office at 525 William Penn Place, 29th Floor, Pittsburgh, Pennsylvania 15219.

                                “Bank Debt” means (i) all indebtedness, both principal and interest, of the Borrower to the Bank now or after the date of this Agreement evidenced by any Notes, including the Revolving Credit Note and the Term Notes executed and delivered by the Borrower in connection with this Agreement, (ii) all other debts, liabilities, duties and obligations of the Borrower to the Bank now existing and contracted or incurred after the date of this Agreement, whether arising under or in connection with the Loan Documents or arising under any other agreement, instrument or undertaking made by or for the benefit of the Borrower to or for the benefit of the Bank and whether direct or contingent, including, without limitation, all reimbursement and other obligations arising under or with respect to the Letter of Credit Facility, Hedging Contracts, Hedging Obligations, Interest Rate Protection Agreements, Capitalized Lease Obligations and letters of credit, (iii) all costs and expenses incurred by the Bank in the collection of any of the indebtedness described in this paragraph or in connection with the enforcement of any of the duties and obligations of the Borrower to the Bank described in this paragraph, including reasonable attorneys’ fees and legal expenses, and (iv) all future advances made by the Bank for the maintenance, protection, preservation or enforcement of, or realization upon, the Collateral or any portion thereof, including advances for storage, transportation charges, taxes, insurance, repairs and the like.

                                “Bankruptcy Code” means 11 U.S.C. §101 et. seq. as the same may be modified or amended from time to time.

                                “Base Rate” means, for any day, with respect to Loans, a fluctuating rate of interest per annum equal to the higher of (i) the Federal Funds Rate for such day plus one half of one percent (0.5%), or (ii) the rate which is publicly announced from time to time by the Bank as being its so-called “prime rate”; with each change in the Base Rate automatically, immediately, and without notice changing the rate applicable to the Loan which is calculated based upon the Base Rate. The Base Rate is not necessarily the lowest rate of interest then available from the Bank on fluctuating rate loans. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Federal Funds Rate or the “prime rate” announced by the Bank shall take effect at the time of such change in the Federal Funds Rate or the “prime rate” announced by the Bank.

                                “Base Rate Loans” means Loans that bear interest at or based upon the Base Rate.

                                “ Base Rate Portion” means at any time the part, including the whole, of the unpaid principal amount of the Loans bearing interest at such time under the Base Rate Option as provided in Section 2.04(a) of this Agreement.

                                “Borrower” means International Plastics and Equipment Corp., a Pennsylvania corporation, with an address at 185 Northgate Circle, New Castle, Pennsylvania 16105.

                                “Borrowing Base” shall have the meaning given to that term in Section 2.01(a) of this Agreement.

                                “Borrowing Base Certificate” shall have the meaning given to that term in Section 5.01(f) of this Agreement.

                                “Business Day” means any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which the Bank is not open for business in Pittsburgh, Pennsylvania.

                                “Capital Expenditure” means any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

                                “Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (1) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee, or (2) based on actual circumstances existing and ascertainable either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights under the lease both during and at the termination of the lease, as would be imposed on the lessee by any lease which is required to be so reflected on the balance sheet of the lessee or by the ownership of the leased property.

                                “Cash Management Agreement” means any Cash Management Master Agreement and Cash Sweep Terms and Conditions entered into whether prior to or after the date of this Agreement by and between the Bank, as lender and as a depository bank, and the Borrower, as borrower and beneficial owner of certain depository accounts, as the same may be amended, restated, supplemented or modified from time to time.

                                “Closing Date” means February 18, 2005, or such other date upon which the parties may agree.

                                “Code” means the Uniform Commercial Code as in effect on the date of this Agreement and as amended from time to time, of the state or states having jurisdiction with respect to all or any portion of the collateral granted or assigned to the Bank from time to time under or in connection with this Agreement.

                                “Consolidated EBITDA” means, as of the date of determination, Consolidated Net Income for such period, (i) plus interest expense and all provisions for taxes of the Borrower and the Guarantor, (ii) plus provisions for depreciation and amortization that were deducted from Consolidated Net Income, (iii) plus (or less) non-cash debits (or credits) to Consolidated Net Income if any, (iv) plus (or less) gain (or loss) on sales of assets other than sales of inventory in the ordinary course of business of the Borrower and the Guarantor, all as consolidated and determined in accordance with GAAP.

                                “Consolidated Fixed Charges” means, as of the date of determination, for any period, the sum of (i) Interest Expense and taxes actually paid during such period, plus (ii) scheduled principal payments on, and fees paid pursuant to, Debt which constitutes long term indebtedness during such period, plus (iii) Lease Obligations, all as consolidated and determined in accordance with GAAP.

                                “Consolidated Fixed Charge Coverage Ratio” means for any period as of the date of determination, the ratio of (a) Adjusted EBITDA for such period to (b) Consolidated Fixed Charges for such period, as calculated on a rolling four quarter basis and as determined in accordance with GAAP.

                                “Consolidated Net Income” for any period, with respect to the Borrower and the Guarantor shall mean the net earnings (or loss) after taxes of the Guarantor, the Borrower and their consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

                                “Consolidated Tangible Net Worth” means, as of the date of determination, the tangible net worth of the Borrower and the Guarantor, as consolidated and determined in accordance with GAAP; provided, however, that in any event, goodwill, notes and accounts receivable from officers, directors, shareholders and Affiliates and any other items deemed by the Bank to be intangible in its sole discretion shall be excluded.

                                “Debt” means (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations) whether such indebtedness or liability is matured or unmatured, liquidated or unliquidated, direct or contingent, and joint or several; (ii) Capitalized Lease Obligations; (iii) current liabilities in respect of unfunded vested benefits under any Plan; (iv) obligations under letters of credit; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (vi) obligations secured by any lien on property owned by such person or entity, whether or not the obligations have been assumed, provided, that in no event shall “Debt” include the value of property that is located at a facility of the Borrower but that is owned by a third party.

                                “ERISA” means the Employee Retirement Income Security Act of 1974 as in effect as of the date of this Agreement and as amended from time to time in the future.

                                “Event of Default” means any of the Events of Default described in Section 7.01 of this Agreement.

                                “ Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                                “Expiration Date” means February 16, 2006, unless extended in writing by the Bank in its sole and absolute discretion.

                                “Federal Funds Rate” means, for any day, the rate per annum (rounding upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Cleveland on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate on such transactions as determined by the Bank.

                                “GAAP” means generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants concur).

                                “Guaranty” means the Guaranty and Suretyship Agreement executed and delivered by the Guarantor to the Bank on the Closing Date, as the same may be amended, modified or supplemented from time to time.

                                “Guarantor” means IPEC Holdings, Inc., a Nevada corporation, with an address of 185 Northgate Circle, New Castle, Pennsylvania 16105.

                                “ Hedging Contracts” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, currency exchange agreements or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

                                “ Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

                                “Interest Expense” means, as of the date of determination, interest expense of the Borrower and the Guarantor for such period, as consolidated and determined in accordance with GAAP.

                                “Interest Payment Date” means (i) relative to any LIBOR Rate Loan, the last Business Day of a Rate Period, provided, however, that if a Rate Period is longer than three (3) months, on the last day of the third month of such Rate Period and, thereafter, on the last day of such Rate Period, and, (ii) relative to any Base Rate Loan or Libor Advantage Rate Loan, the last Business Day of each month, in arrears.

                                “Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

                                “Landlord’s Waivers” means Landlord’s Waivers in form and substance satisfactory to the Bank that are executed and delivered by the owners of the New Castle, Pennsylvania and Brewton, Alabama facilities leased by the Borrower and at which the Borrower maintains inventory and/or equipment.

                                “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

                                “Lease Obligation” means an obligation of a lessee under a lease of any tangible or intangible property (whether real, personal or mixed), including without limitation, with respect to any period under any such lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, property taxes, insurance, interest and amortized charges which such lessee is required to pay pursuant to such lease. Whenever it is necessary to determine the amount of Lease Obligations for any period with respect to which any of the rentals under the relevant lease are not definitely determinable by the terms of the lease, all such rentals will be estimated in a reasonable amount for such period.

                                “Lessor” means CRICIPECAL LLC, a Delaware limited liability company, the lessor of Borrower’s facilities located in Brewton, Alabama and CRICIPECPA, L.P., a Delaware limited partnership, the lessor of Borrower’s facilities located in New Castle, Pennsylvania.

                                “Letter of Credit” has the meaning assigned to that term in Section 2.22 of this Agreement.

                                “Libor Advantage Rate” for any day means the one (1) month Libor Rate selected by the Bank, in its sole discretion, on the first London Banking Day of each calendar month to be in effect for such calendar month as its one-month Libor Advantage Rate product.

                                “ Libor Advantage Rate Loan”  means any loan or advance the rate of interest applicable to which is based upon the LIBOR Advantage Rate.

                                “Libor Advantage Rate Portion” means at any time the part, including the whole, of the unpaid principal amount of the Loans bearing interest at such time under the LIBOR Advantage Rate Option as provided in Section 2.04(a) of this Agreement.

                                “LIBOR Lending Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Rate Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
	(1.0	– LIBOR Reserve Percentage)

                                “LIBOR Rate” means relative to any Rate Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Rate Period which the British Bankers’ Association fixes as its LIBOR rate and which appears on Dow Jones Market Service (formerly known as Telerate) display page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Rate Period.

                                “ LIBOR Rate Loan”  means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

                                “ LIBOR Rate Loan Prepayment Fee” shall have the meaning ascribed to such term in Section 2.15(b) hereof.

                                “ LIBOR Rate Portion” means at any time the part, including the whole, of the unpaid principal amount of the Loans bearing interest at such time under the LIBOR Rate Option as provided in Section 2.04(a) of this Agreement.

                                “ LIBOR Reserve Percentage”  means, relative to any day of any Rate Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Rate Period.

                                “Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                                “Loan Document” or “Loan Documents” means, singularly or collectively as the context may require, (i) this Agreement, (ii) the Revolving Credit Note, (iii) the Term Loan Notes, (iv) the Security Agreement, (v) the Guaranty, (vi) the UCC-1 financing statements filed in accordance with the Security Agreement, (vii) the Landlord’s Waivers, and any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

                                “Loan” or “Loans” means the Revolving Credit Loans, the Term Loan, the Multi-Draw Term Loan and any other loan or loans made by the Bank to the Borrower under this Agreement.

                                “London Banking Day” means a day for dealing in deposits in United States dollars by and among banks in the London interbank market.

                                “Multi-Draw Term Loan” has the meaning assigned to that term in Section 2.03(a) of this Agreement.

                                “Multi-Draw Term Note” means the revolving credit note of the Borrower executed and delivered pursuant to Section 2.03(b) of this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

                                “Note” or “Notes” means the Revolving Credit Note, the Term Loan Notes and any other note or notes of the Borrower executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

                                “Notice of Borrowing” has the meaning set forth in Section 2.01(c) of this Agreement.

                                “Office”, when used in connection with the Bank, means its office located at 525 William Penn Place, 29th Floor, Pittsburgh, Pennsylvania 15219 or such other office of the Bank as the Bank may designate in writing from time to time.

                                “Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                                “Plan” means any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of any of the Guarantor, the Borrower or any Subsidiary or any controlled group of trades or businesses under common control as defined respectively in Sections 1563 and 414(c) of the Internal Revenue Code of 1986, as amended, of which any of the Guarantor, the Borrower or any Subsidiary is or becomes a part.

                                “ Portion” means a Base Rate Portion, a LIBOR Rate Portion or a Libor Advantage Rate Portion, as the case may be.

                                “Potential Default” means any event or condition which with notice or the passage of time would constitute an Event of Default.

                                “Qualified Accounts” means an account receivable, net of any prepayments, progress payments, deposits and retentions, owing to the Borrower which met the specifications established from time to time by the Bank, in its sole discretion, at the time it came into existence and continues to meet such specifications until it is collected in full. As of the date of this Agreement, an account receivable, to be a Qualified Account, must meet the following specifications at the time it comes into existence and continue to meet such specifications until it is collected in full:

                                                (a)          The account is not more than the sooner of (i) ninety (90) days from the date of the invoice thereof, or (ii) sixty (60) days from the due date thereof, unless otherwise agreed to in writing by the Bank;

                                                (b)          The account arose from the performance of services or an outright sale of goods by the Borrower in the ordinary course of the Borrower’s business and such goods have been shipped, or services provided, to the account debtor and the Borrower has possession of, or has delivered to the Bank, in the case of goods, shipping and delivery receipts evidencing such shipment and, in the case of services, receipts or other evidence satisfactory to the Bank that such services have been provided;

                                                (c)          The account is not subject to any prior assignment, claim, lien, or security interest, and the Borrower will not make any further assignment of the account or create any further security interest in the account, nor permit its rights in the account to be reached by attachment, levy, garnishment or other judicial process;

                                                (d)          The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to his liability on the account and has not returned, or retained the right to return, any of the goods from the sale of which the account arose;

                                                (e)          The account does not arise from a sale of goods to a federal, state or local governmental authority or from a sale of goods that are delivered or to be delivered outside the United States of America or Canada or from a sale of goods to an account debtor domiciled outside of the United States of America or Canada unless the Borrower has arranged letter of credit facilities, credit insurance or other payment support satisfactory to the Bank, in its sole discretion;

                                                (f)           (1) The account arose in the ordinary course of the Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier, an employee or an Affiliate of the Borrower, and (2) the account does not constitute a progress billing which, when taken together with all other progress billings that are included in Qualified Accounts, exceeds $25,000 in the aggregate;

                                                (g)          The account does not constitute a finance charge, a service charge or lease receivable;

                                                (h)          No notice of bankruptcy, insolvency or material adverse change of the account debtor has been received by or is known to the Borrower;

                                                (i)          The Bank has not notified the Borrower that the Bank has determined that, in its reasonable discretion, the account or account debtor is unsatisfactory;

                                                (j)          The account is not payable by an account debtor more than 50% of whose accounts have remained unpaid for more than ninety (90) days from the invoice date;

                                                (k)          Except as provided in subpart (l) below, the account is not payable by an account debtor whose accounts are greater than 25% of the aggregate of all Qualified Accounts; and

                                                (l)          With respect to accounts owing from Dean Foods and its Affiliates (“Dean Foods Account Debtors”), “Qualified Accounts” shall exclude all accounts owing from the Dean Foods Account Debtors that are in excess of 50% of the aggregate of all Qualified Accounts.

                                “Qualified Inventory” means inventory which is owned by the Borrower and held for sale; all of which is subject to the Bank’s perfected first priority lien and security interest as provided in the Security Agreement and which is not subject to a prior security interest held by a third party and which is not any of the Borrower’s (i) inventory-in-transit or inventories not otherwise in the Borrower’s possession at one of the locations listed on Schedule 5(d) of the Security Agreement and as to which the Borrower has delivered to the Bank a Landlord’s Waiver or, with respect to inventory located at any other location within the United States, Borrower has provided evidence satisfactory to the Bank that such inventory is covered by insurance required by the terms of this Agreement; (ii) inventory consisting of parts and supplies; (iii) inventory consisting of custom packaging, shipping materials or supplies; (iv) inventory determined by the Bank or the Borrower to be not in good condition, slow-moving, obsolete or not currently usable or salable in the ordinary course of the Borrower’s business; (v) inventory consisting of finished goods which do not meet the specifications of the purchase order for which such inventory was produced; (vi) inventory consisting of finished goods held pursuant to a consignment arrangement; (vii) inventory with respect to which the Bank does not have a first and valid fully perfected security interest; (viii) inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provision contained in Title 29 U.S.C. Section 215(a)(1); (ix) inventory not in compliance with any warranty made in this Agreement, or (x) work in process as indentified as such on Borrower’s financial statements and in accordance with GAAP. Qualified Inventory shall be valued, for purposes of this Agreement, at the lower of cost or market value.

                                “Rate Option”, “Rate Options”, “Rate” or “Rates” shall have the meaning ascribed to such terms in Section 2.04(a) hereof.

                                “Rate Period” means relative to any LIBOR Rate Loans:

(i)	initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2.01(c) or 2.04 and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 2.01(c) or 2.04; and

(ii)	thereafter, each period commencing on the last day of the next preceding Rate Period applicable to such LIBOR Rate Loan and ending one month thereafter; provided, however, that:

(a)	the Borrower shall not be permitted to select Rate Periods to be in effect at any one time which have expiration dates occurring on more than three (3) different dates;

(b)	Rate Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;

(c)	if such Rate Period would otherwise end on a day which is not a Business Day, such Rate Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Rate Period shall end on the first preceding Business Day; and

(a)	no Rate Period may end later than the termination of this Agreement.

                                “Rate Segment” of the LIBOR Rate Portion at any time shall be the entire principal amount of such Portion to which at such time there is applicable a particular Rate Period beginning on a particular day and ending on another particular day. (By definition, each Portion is at all times composed of an integral number of discrete Rate Segments, each corresponding to a particular Rate Period, and the sum of the principal amounts of all Rate Segments of a particular portion at any time equals the principal amount of such Portion at such time.)

                                “Responsible Officer” means the Chief Executive Officer, President, any Vice President, Chief Financial Officer, Treasurer or Secretary of the Borrower or any other officer of the Borrower designated to be a Responsible Officer by any of the foregoing corporate officers.

                                “Revolving Credit Commitment” has the meaning assigned to that term in Section 2.01(a) of this Agreement.

                                “Revolving Credit Loans” has the meaning assigned to that term in Section 2.01(a) of this Agreement.

                                “Revolving Credit Note” means the revolving credit note of the Borrower executed and delivered pursuant to Section 2.01(b) of this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

                                “Security Agreement” means that certain Security Agreement dated as of the date of this Agreement executed and delivered by the Borrower to the Bank, as the same may be amended, modified or supplemented from time to time.

                                “Standard Notice” means an irrevocable notice provided to the Bank on a Business Day which is:

(i) on the same Business Day in the case of selection of, conversion to or renewal of the Base Rate Option or the Libor Advantage Rate Option or prepayment of any Base Rate Portion or Libor Advantage Rate Portion; and

(ii) at least two London Business Days in advance in the case of selection of, conversion to or renewal of the LIBOR Rate Option or prepayment of any Libor Portion.

Standard Notice must be provided no later than 11:00 a.m., Pittsburgh time, on the last day permitted for such notice.

                                “Subsidiary” of a Borrower at any time means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors is at such time owned by the Borrower and/or one or more Subsidiaries.

                                “Term Loan” has the meaning assigned to that term in Section 2.02(a) of this Agreement.

                                “Term Loan Notes” means the Term Note and the Multi-Draw Term Note.

                                “Term Note” means the revolving credit note of the Borrower executed and delivered pursuant to Section 2.03(b) of this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

                                “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

ARTICLE II

THE CREDITS

                2.01  Revolving Credit Loans .

                                (a)          Revolving Credit Loans.  Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Security Agreement and the other Loan Documents, the Bank agrees (such agreement is sometimes referred to in this Agreement as the “Revolving Credit Commitment”) to make loans (the “Revolving Credit Loans”) to the Borrower at any time or from time to time on or after the Closing Date and to and including the day immediately preceding the Expiration Date in an aggregate principal amount not exceeding at any one time outstanding the lesser of (i) $3,500,000, or (ii) the sum equal to (x) eighty-five percent (85%) of the aggregate gross amount of Qualified Accounts, plus (y) fifty percent (50%) of the aggregate gross amount of Qualified Inventory (the aggregate amount of the sum determined by adding subpart (x) and (y) together shall be referred to as the “Borrowing Base”). If at any time the sum of all Revolving Credit Loans outstanding exceeds the Borrowing Base, the Borrower shall immediately repay to the Bank, in funds immediately available, the amount of such excess together with all accrued interest on the amount of such repayment. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, including, without limitation, the Bank’s right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow under this Section 2.01. The Borrower shall use the proceeds of the Revolving Credit Loans for general working capital and general corporate purposes.

                                (b)          Revolving Credit Note .  The obligations of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrower by the Bank and to pay interest on the unpaid principal amount will be evidenced in part by the Revolving Credit Note of the Borrower dated the date of this Agreement in substantially the form attached as Exhibit “A” to this Agreement, with the blanks appropriately filled. The executed Revolving Credit Note will be delivered by the Borrower to the Bank on the Closing Date.

                                (c)          Making of Revolving Credit Loans.  On any Business Day when the Borrower desires that the Bank make a Revolving Credit Loan other than pursuant to a Cash Management Agreement, if any, the Borrower shall provide to the Bank, at its Office, irrevocable notice of the requested Revolving Credit Loan. Each notice (a “Notice of Borrowing”) required pursuant to this Section may be given in writing or by telephonic request and shall be given no later than 2:00 p.m., prevailing Pittsburgh time, on the day such Loan is to be made, and if in writing, shall be signed by a Responsible Officer or other officer or employee of the Borrower which has been designated by a Responsible Officer as having the authority to deliver a Notice of Borrowing, and, in any event, shall include: (i) the date (which shall be a Business Day) on which the Revolving Credit Loan is to be made; (ii) the principal amount of the Revolving Credit Loan; and (iii), if then due, the Borrowing Base Certificate required pursuant to Section 5.01(f) of this Agreement. Each Notice of Borrowing shall be irrevocable and shall be sent to the Bank by (1) facsimile (which shall be effective when received), or by (2) telephone (which shall be effective when telephoned), or by (3) hand delivery, first class or first class express mail (which shall be effective when received), in all cases with charges prepaid. Subject to the terms and conditions of this Agreement, upon the Bank’s review, approval and processing of the required Notice of Borrowing and any other information requested by the Bank, the Bank shall make the proceeds of the Revolving Credit Loan available to the Borrower at the Bank’s Office on the date specified in the Notice of Borrowing, in funds immediately available at the Office. Notwithstanding the foregoing, any Revolving Credit Loan made by the Bank in good faith reliance upon a telephonic request shall be a Revolving Credit Loan under this Agreement upon disbursement, provided that the Bank shall have the right to request that the Borrower confirm any telephonic request for a Revolving Credit Loan in writing. The Borrower and the Bank may enter into a Cash Management Agreement. If the Borrower and the Bank enter into a Cash Management Agreement, such Cash Management Agreement may provide that all cash receipts of the Borrower are to be deposited into a single deposit account and are to be applied to checks and other amounts presented for payment against certain of the Borrower’s checking and disbursement accounts maintained with the Bank and, to the extent of any excess funds, the outstanding principal balance of the Revolving Credit Loans on a daily basis, as more particularly described in any such Cash Management Agreement. In addition, a Cash Management Agreement may provide that to the extent that cash receipts in such accounts of the Borrower with the Bank are less than amounts presented for payment against such accounts of the Borrower with the Bank, Revolving Credit Loans shall be made to fund any such shortfall on a daily basis. The Borrower and the Bank agree that any loans, advances and fundings made by the Bank under a Cash Management Agreement, if any, shall be Revolving Credit Loans under this Section 2.01 and that fundings, notices of advances, payments and prepayments of Revolving Credit Loans made pursuant to the Cash Management Agreement shall be controlled by such Cash Management Agreement. In addition, notwithstanding anything to the contrary contained herein or in any Cash Management Agreement, Revolving Credit Loans made pursuant to a Cash Management Agreement shall bear interest at the Rates applicable to Revolving Credit Loans set forth in Section 2.04 of this Agreement. Nothing contained herein or in any Cash Management Agreement shall permit the Borrower to request or obligate the Bank to make any Revolving Credit Loans in an amount in excess of the then available Revolving Credit Commitment.

                2.02         Term Loan.

                                (a)          The Term Loan. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Security Agreement and the other Loan Documents, the Bank agrees to make a term loan (the “Term Loan”) to Borrower on or as of the Closing Date in a principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (such agreement to make the Term Loan shall sometimes be referred to in this Agreement as the “Term Loan Commitment”). The proceeds of the Term Loan shall be used by Borrower to refinance existing Debt of the Borrower payable to Sky Bank.

                                (b)          Term Note. The obligations of Borrower to repay the unpaid principal amount of the Term Loan made to Borrower by the Bank and to pay interest on the unpaid principal amount shall be evidenced in part by the Term Note of Borrower dated the Closing Date in substantially the form attached as Exhibit “B” to this Agreement, with the blanks appropriately filled. The executed Term Note shall be delivered by Borrower to the Bank on the Closing Date.

                                (c)          Payments of Principal and Maturity. Commencing on March 31, 2005 and continuing on the last day of each month thereafter for fifty-nine (59) consecutive months, through and including January 31, 2010, Borrower shall make equal consecutive monthly payments of principal, each in the amount equal to Twenty-Five Thousand Dollars ($25,000.00), together with interest on the outstanding principal balance of the Term Loan at the rate or rates of interest then in effect and applicable to the Term Loan pursuant to Section 2.04 of this Agreement. If not sooner paid, all unpaid principal, accrued interest and all other sums and costs incurred by the Bank in connection with the Term Loan, the Term Note or the making of the Term Loan, shall be due and payable on February 28, 2010, without notice, presentment or demand.

                2.03         Multi-Draw Term Loan.

                                (a)          The Multi-Draw Term Loan. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Security Agreement and the other Loan Documents, the Bank agrees to make a multi-draw term loan (the “Multi-Draw Term Loan”) to the Borrower in a maximum principal amount of One Million Dollars ($1,000,000) (such agreement to make the Multi-Draw Term Loan shall sometimes be referred to in this Agreement as the “Multi-Draw Term Loan Commitment”). The proceeds of the Multi-Draw Term Loan shall be used by the Borrower to purchase equipment for use in the business of the Borrower. The amount of each advance of proceeds of the Multi-Draw Term Loan shall not exceed 100% of the invoiced cost of equipment that is the subject of the advance of proceeds of the Multi-Draw Term Loan. The Multi-Draw Term Loan is a non-revolving loan and once borrowed and repaid, it may not be reborrowed.

                                (b)          Multi-Draw Term Note. The obligations of the Borrower to repay the unpaid principal amount of the Multi-Draw Term Loan made to Borrowers by the Bank and to pay interest on the unpaid principal amount shall be evidenced in part by the Multi-Draw Term Note of the Borrower dated the Closing Date in substantially the form attached as Exhibit “C” to this Agreement, with the blanks appropriately filled. The executed Multi-Draw Term Note shall be delivered by the Borrower to the Bank on the Closing Date.

                                (c)          Making of Advances of Proceeds of the Multi-Draw Term Loan. Advances of proceeds of the Multi-Draw Term Loan may only be made until February 28, 2006 (the “Draw Down Period”). Thereafter, the Bank shall have no obligation to advance any proceeds of the Multi-Draw Term Loan, regardless of whether the Borrower complies with all other conditions to an advance of proceeds of the Multi-Draw Term Loan. At least three (3) Business Days prior to the date upon which the Borrower desires that the Bank make an advance of proceeds of the Multi-Draw Term Loan during the Draw Down Period, the Borrower shall provide to the Bank, at its Office, irrevocable notice of the requested advance of proceeds of the Multi-Draw Term Loan (a “Request for Term Loan Advance”). Each Request for Term Loan Advance shall be given in writing and shall be given no later than 11:00 a.m., Pittsburgh time on the day that is at least three (3) Business Days prior to the date upon which such advance of proceeds of the Multi-Draw Term Loan is to be made and shall be signed by a Responsible Officer or other officer or employee of the Borrower that has been designated by a Responsible Officer as having the authority to deliver a Request for Term Loan Advance and, in any event, shall include: (i) the date (which shall be a Business Day) on which the Multi-Draw Term Loan advance is to be made; (ii) the principal amount of the Multi-Draw Term Loan advance requested, which shall not be in excess of 100% of the cost of the equipment that is the subject of the Request for Term Loan Advance; (iii) invoices and receipts supporting costs of equipment that has been purchased by the Borrower for use in its business and that have not been the subject of a previous Request for Term Loan Advance. Each Request for Term Loan Advance shall be irrevocable and shall be sent to the Bank by (1) facsimile (which shall be effective when received), or by (2) hand delivery, first class or first class express mail (which shall be effective when received). Subject to the terms and conditions of this Agreement, upon the Bank’s review, approval and processing of the required Request for Term Loan Advance and supporting information and any other information requested by the Bank, the Bank shall make the proceeds of the Multi-Draw Term Loan available to the Borrower at the Bank’s Office, in immediately available funds. In no event shall the Borrower submit a Request for Term Loan Advance more frequently than once each calendar month or after the expiration of the Draw Down Period.

                                (d)         Payments of Principal and Maturity. Commencing on March 31, 2005 and on the last day of each month thereafter through and including February 28, 2006, the Borrower shall make monthly payments of interest only on the outstanding principal balance of the Multi-Draw Term Loan at the rate or rates of interest then in effect and applicable to the Multi-Draw Term Loan pursuant to Section 2.04 of this Agreement. Commencing on March 31, 2006 and continuing on the last day of each month thereafter for fifty-nine (59) consecutive months through and including January 31, 2011, the Borrower shall make equal consecutive monthly payments of principal, each in the amount equal to one/sixtieth (1/60th) of the principal amount of the Multi-Draw Term Loan that is outstanding on March 1, 2006, together with interest on the outstanding principal balance of the Multi-Draw Term Loan at the rate or rates of interest then in effect and applicable to the Multi-Draw Term Loan pursuant to Section 2.04 of this Agreement. Notwithstanding anything to the contrary contained herein, if not sooner paid, all unpaid principal, accrued interest and all other sums and costs incurred by the Bank pursuant to the Multi-Draw Term Loan, the Multi-Draw Term Note or the making of the Multi-Draw Term Loan, shall be due and payable on February 28, 2011, without notice, presentment or demand.

                2.04         Interest Rates.

                                (a)          Interest Rates. The unpaid principal amount of the Loans shall bear interest for each day until due at a fluctuating rate per year (computed for the actual number of days elapsed on the basis of a year of 360 days) equal to one or more bases selected by Borrower from among the interest rate options set forth below (collectively, the “Rate” or “Rates” or “Interest Rate Option” or “Interest Rate Options”).

                                Available Interest Rate Options

Base Rate Option: The Base Rate Portion of the Loans shall bear interest at a rate per annum for each day equal to the Base Rate for such day less 50 basis points, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate and/or the Federal Funds Rate. The Base Rate Option shall be available with respect to all of the Loans.

Libor Advantage Rate Option: The Libor Advantage Rate Portion of the Revolving Credit Loans and the Multi-Draw Term Loan during the Draw Down Period and all Revolving Credit Loans which are made pursuant to a Cash Management Agreement shall bear interest for each day equal to the Libor Advantage Rate for such day plus 150 basis points. The Libor Advantage Rate shall be available only with respect to the Revolving Credit Loans and the Multi-Draw Term Loan during the Draw Down Period.

LIBOR Rate Option: Each Rate Segment of the LIBOR Rate Portion of the Loans shall bear interest for each day equal to the LIBOR Lending Rate for such Rate Segment for such day plus 150 basis points. The LIBOR Rate Option shall be available with respect to all of the Loans.

Notwithstanding anything contained in this Agreement to the contrary, prepayment of any Portion bearing interest at the LIBOR Rate Option shall not be permitted during a Rate Period or shall be subject to payment of a prepayment fee as set forth in Section 2.15 hereof.

                                (b)          Interest After Maturity. After the principal amount of any part of the Loans shall have become due (at maturity, by acceleration after the occurrence of an Event of Default or otherwise), as compensation to the Bank for the increased cost of administering the Loans, the Loans will bear interest for each day until paid (before and after judgment) at a rate per year (computed for the actual number of days elapsed on the basis of a year of 360 days) which will be two percent (2%) above the then current Rate which is in effect, such interest rate to change automatically from time to time effective as of the effective date of each change in the Rate which is in effect.

                                (c)          Usury. In the event the rates of interest provided for in subsections (a) and (b) above or either of them are finally determined by any Official Body to exceed the maximum rate of interest permitted by applicable usury or similar Laws, their or its application will be suspended and there will be charged instead the maximum rate of interest permitted by such Laws. Any interest which has been collected by the Bank in excess of the maximum rate of interest permitted by applicable usury or similar Laws prior to the suspension of such Rates shall be applied to the principal balance of the Loans.

                                (d)          Computation of Interest. In computing interest on any Loan, the date of the making of the Loan or the first day of a Rate Period, as the case may be, shall be included and the date of payment or the expiration date of a Rate Period, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

                2.05         Amounts. Every selection of, conversion to or renewal of a Portion as to which the LIBOR Rate Option is applicable shall be in an aggregate minimum principal amount of $500,000 and integral multiples of $100,000.

                2.06         Selection, Conversion or Renewal of Rate Options.

                                                (a)          Selection of Interest Rate Option. Subject to the other provisions hereof, the Borrower may select any Interest Rate Option to apply to the Loans if the Interest Rate Option is available for the Loan, as provided in Section 2.04 of this Agreement. Subject to the other provisions hereof, the Borrower may convert any part of the unpaid principal amount of the Loans from any Interest Rate Option to any other Interest Rate Option and may renew the LIBOR Rate Option as to any Rate Segment: (a) at any time with respect to conversion from the Base Rate Option or Libor Advantage Rate Option to any other Interest Rate Option and (b) at the expiration of any Rate Period with respect to conversion from or renewals of the LIBOR Rate Option as to the Rate Segment corresponding to such expiring Rate Period. Whenever the Borrower desires to select, convert or renew the LIBOR Rate Option, the Borrower shall give the Bank Standard Notice thereof (which shall be irrevocable, except as provided in Section 2.06 of this Agreement), specifying the date, amount and type of the proposed new Interest Rate Option. If such notice has been duly given, on and after the date specified in such notice, interest shall be calculated upon the unpaid principal amount of the Loan or Loans in question taking into account such selection, conversion or renewal. Notwithstanding anything to the contrary contained in this Agreement, no Portion of the outstanding principal amount of any Revolving Credit Loans may be converted to, or continued as, LIBOR Rate Loans (i) when any default or Event of Default has occurred and is continuing or (ii) if the last date of such LIBOR Rate Loan Rate Period is after the Expiration Date. The Bank’s right to payment of principal and interest under the Loans and the Notes shall in no way be affected by the fact that one or more Rate Periods may be in effect. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least three (3) Business Days before the last day of the then current Rate Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a Base Rate Loan.

                                (b)          Maximum Number of LIBOR Rate Periods. Notwithstanding any other provisions in this Agreement to the contrary, at no time shall more than three (3) different Rate Periods be in existence at any time during the term of this Agreement. If Borrower attempts to give notice of selection of a LIBOR Rate Loan when three (3) or more Rate Periods are in existence, such notification shall be deemed to request the making of Base Rate Loans instead of the LIBOR Rate Loans, unless Borrower promptly elects to cancel the notice to make such new Loans by giving notice of cancellation to the Bank.

                2.07         Base Rate Fallback. If any Rate Period expires, any Loan corresponding to such Rate Period which has not been converted or renewed in accordance with Section 2.04 hereof automatically shall be converted to a Base Rate Loan. If Borrower fails to select, or if Bank fails to offer, as provided in Section 2.06 of this Agreement, an Interest Rate Option to apply to any Loans made under the Notes, such borrowings shall be deemed to be Base Rate Loans.

                 2.08        LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan or Libor Advantage Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans or Libor Advantage Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans and Libor Advantage Rate Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Rate Periods with respect thereto or sooner, if required by such law or assertion.

                2.09         Substitute Rate.  If the Bank shall have determined that:

(a)	US dollar deposits in the relevant amount and for the relevant Rate Period are not available to the Bank in the London interbank market;

(b)	by reason of circumstances affecting the Bank in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration; or

(c)	LIBOR no longer adequately reflects the Bank’s cost of funding loans then, upon notice from the Bank to the Borrower, the obligations of the Bank under this Article II to make or continue any Loans as, or to convert any Loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

                2.10         Funding by Branch, Subsidiary or Affiliate.

                                                                                (a)          Notional Funding. The Bank shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of the Bank to have made, maintained or funded any part of the LIBOR Rate Portion or LIBOR Advantage Rate Portion of the Loans at any time. Any branch, subsidiary or affiliate so deemed shall be known as a “Notional LIBOR Funding Office”. The Bank shall deem any part of the LIBOR Rate Portion or Libor Advantage Rate Portion of the Loans or the funding therefore to have been transferred to a different Notional LIBOR Funding Office if such transfer would avoid or cure a situation in which the Bank declines to permit the Borrower to select the LIBOR Rate Option or the Libor Advantage Rate Option because it is unascertainable or impracticable for the Bank to provide same or would lessen any compensation or indemnity payable to the Bank under this Agreement, and if the Bank determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, the Bank or any Notional LIBOR Funding Office (it being assumed for purposes of such determination that each part of the LIBOR Rate Portion or Libor Advantage Rate Portion of the Loans is actually made or maintained by or funded through the corresponding Notional LIBOR Funding Office). Notional LIBOR Funding Offices may be selected by the Bank without regard to the Bank’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to the Bank.

                                                                                (b)          Actual Funding. The Bank shall have the right from time to time to make or maintain any part of the LIBOR Rate Portion or Libor Advantage Rate Portion of the Loans by arranging for a branch, subsidiary or affiliate of the Bank to make or maintain such part of the LIBOR Rate Portion or the Libor Advantage Rate Portion of the Loans. The Bank shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more promissory notes in the principal amount of such part of the LIBOR Rate Portion or Libor Advantage Rate Portion of the Loans payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrower agrees to comply promptly with any request under clause (ii) of this Section 2.10(b). If the Bank causes a branch, subsidiary or affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans and to any note payable to the order of such part of the LIBOR Rate Portion or Libor Advantage Rate Portion of the Loans as if the Loans were made or maintained by the Bank and such note were a Note payable to the Bank’s order.

                2.11         Indemnities. In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

(a)	any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Rate Period applicable thereto, whether pursuant to Section 2.04 or otherwise;

(b)	any Loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof, other than solely as a result of the Bank’s determination not to make a LIBOR Rate Loan; or

(c)	any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, other than solely as a result of the Bank’s determination not to make a LIBOR Rate Loan.

The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefore and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Bank within fifteen (15) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. Any amount payable to the Bank under this Section 2.11 will bear interest at the Base Rate Option from the due date until paid (before and after judgment). The Borrower understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

                2.12         Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)	shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of the Commonwealth of Pennsylvania); or

(b)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

Any amount payable to the Bank under this Section 2.12 will bear interest at the Base Rate Option from the due date until paid (before and after judgment).

                 2.13         Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

                 2.14         Taxes. All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)	pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

                 If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

                2.15         Prepayments.

                                (a)             Base Rate Loans and Libor Advantage Rate Loans. Borrower shall have the right at its option at any time and from time to time to prepay without premium or penalty the Base Rate Portion and the Libor Advantage Rate Portion of the Loans in whole or in part.

                                (b)             LIBOR Rate Loans. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Bank, no later than 11:00 a.m., Pittsburgh time, at least three (3) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in the minimum principal amount of $100,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during a Rate Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Bank pursuant to the following formula:

(i)	the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Rate Period as to which prepayment is made, subtracted from

(ii)	the LIBOR Lending Rate plus 150 basis points

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

(iii)	the amount of the LIBOR Rate Loan being prepaid.

the resulting amount shall be divided by:

(iv)	360

and multiplied by:

(v)	the number of days remaining in the Rate Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Rate Period for the LIBOR Rate Loan being prepaid.

The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

                                (c)           Application of Prepayments. Prepayments of the Revolving Credit Loans shall be applied by the Bank first to unpaid accrued interest and other charges which are due and owing and then to the principal of the Base Rate Portion and the Libor Advantage Rate Portion of the Revolving Credit Loans, unless otherwise directed by the Borrower at the end of an Rate Period.

                2.16         Notices.  All notices under Sections 2.01(c), 2.04 or 2.15 hereof shall be Standard Notices and shall be in writing. Section 8.05 hereof shall govern the method and effective dates of such notices. Written notices by the Borrower shall not be deemed records of the Bank within the meaning of Section 2.19 hereof whether or not received by the Bank. The Bank may conclusively rely without inquiry on any notice purporting to be from an officer of the Borrower.

                2.17         Interest Payment Dates . Accrued interest on the Loans will be due and payable on each Interest Payment Date. After maturity of any part of the Loans (at maturity, by acceleration or otherwise), interest on such part of the Loans will be due and payable on demand.

                2.18         Payments; Application of Payments. (a) All payments to be made in respect of principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Note are payable at 2:00 p.m., Pittsburgh time, on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Bank at its Office in U.S. dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. All such payments shall be applied at the option of the Bank to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Bank, in its sole discretion, shall elect. On the day when any such payment shall be due, the Bank shall deduct the amount of such payment from any deposit account maintained by the Borrower with the Bank, or, if borrowing availability exists under Section 2.01 of this Agreement and sufficient funds are not available in any deposit accounts maintained by the Borrower with the Bank, advance to the Borrower the amount of such payment, with such amount to be immediately repaid by the Borrower to the Bank, for the account of the Bank, and, until paid, added to the outstanding principal of the Loans. In addition, the Borrower and the Bank acknowledge that payments and borrowings of the Revolving Credit Loans may be made on a daily basis pursuant to the Cash Management Agreement.

                (b)           Prior to the occurrence of an Event of Default, except as otherwise provided herein, payments shall be applied by the Bank as directed by the Borrower, provided that such direction could not reasonably be expected to result in the occurrence of an Event of Default. In the absence of any direction by the Borrower, prior to the occurrence of an Event of Default, payments shall be applied by the Bank as follows: (i) first, to outstanding fees and expenses owing pursuant to the terms of this Agreement, (ii) second, to accrued and unpaid interest, and (iii) third, to the outstanding principal amount of the Loans in such order and in proportions as the Bank may elect, with any such principal payments being applied in a manner to avoid any LIBOR Rate Loan Prepayment Fee to the extent possible. After the occurrence of an Event of Default, all such payments shall be applied at the option of the Bank to outstanding fees and expenses owing pursuant to the terms of this Agreement, accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Bank, in its sole discretion, shall elect.

                2.19         Loan Account . The Bank will open and maintain on its books a loan account (the “Loan Account”) with respect to Loans made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Bank under this Agreement. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower under this Agreement or the Notes.

                2.20         Financing Statements . The Borrower agrees that the Bank is authorized to execute and file all financing statements describing the property in which the Bank has a security interest under the Security Agreement.

                2.21         Termination.  The revolving credit facility made available to Borrowers under Section 2.01 of this Agreement is terminable by the Bank at its sole discretion on the Expiration Date or upon the occurrence and continuance of an Event of Default under this Agreement.

                2.22         Letters of Credit. Relying on the representations and warranties set forth in this Agreement, and subject to such terms and conditions as the Bank may from time to time require (including without limitation conditions analogous to the conditions set forth in Article IV of this Agreement, and the execution and delivery by the Borrower of the Bank’s standard form of letter of credit application in such form as shall be acceptable to the Bank), the Bank agrees to issue a standby letter of credit (in such form as shall be acceptable to the Bank)(the “Letter of Credit”) for the account of the Borrower and for the benefit of Wells Fargo Bank Northwest, National Association in the face or stated amount at any time outstanding not exceeding One Million Eight Hundred Thousand Dollars ($1,800,000) in the form attached hereto as Exhibit “D”. The Bank shall the right, in its sole discretion, to refuse to extend the Letter of Credit (or amendment thereof) beyond the stated expiration date of the Letter of Credit and to give notice to the Borrower or any beneficiary of the Letter of Credit of such decision of the Bank. If the Letter of Credit remains outstanding on the date when the Revolving Credit Loans shall be due and payable (by acceleration or otherwise), the Borrower shall either (i) deposit funds with the Bank in an amount equal to 105% of the aggregate face or stated amount of the Letter of Credit at that time outstanding (less any draws under the Letter of Credit which have been reimbursed by the Borrower), or (ii) arrange for the issuance of a backing letter of credit in favor of the Bank securing the Bank’s obligations under any outstanding Letter of Credit, in form and substance reasonably satisfactory to the Bank and issued by a financial institution reasonably acceptable to the Bank, all to be held by the Bank as additional collateral to reimburse the Bank for any draws under the Letter of Credit for so long as and to the extent the Letter of Credit remains outstanding.

                2.23         Letter of Credit Fees. The Borrowers shall pay to the Bank a fee equal to one hundred basis points (1.00%) per annum (based on a 360 day year) based on the face amount of the Letter of Credit. The Letter of Credit fee shall be paid quarterly in arrears on the last day of each calendar quarter. In addition, the Borrower shall upon the issuance of the Letter of Credit and thereafter pay to the Bank all issuance and amendment fees and minimum commissions, cable, draw, overnight delivery and other fees as are customarily charged by the Bank in accordance with the Bank’s standard rate schedules from time to time.

                2.24         Additional Understandings Regarding the Letter of Credit. In order to induce the Bank to issue the Letter of Credit:

                                (a)          Borrower agrees that the Bank shall not be responsible or liable for, and the obligation of Borrower to reimburse the Bank for any payment made by the Bank under or in respect of the Letter of Credit shall not be affected by (A) the validity, enforceability or genuineness of any instrument or document (or any endorsement thereof) presented under the Letter of Credit which, upon examination by the Bank and in the absence of gross negligence or willful misconduct, appears on its face to be in accordance with the terms and conditions of the Letter of Credit, even if such instrument or document (or such endorsement) is proven to be invalid, unenforceable, fraudulent or forged, or (B) any dispute between Borrower and the beneficiary or beneficiaries under the Letter of Credit; and

                                (b)          Borrower agrees that drawings under the Letter of Credit issued hereunder may be made only upon presentation of an appropriate sight draft accompanied by any certificates required under the Letter of Credit to be submitted to Bank in connection with a drawing; the Bank shall use its best efforts to provide Borrower with notice of the presentment of any documents and sight drafts requesting a drawing under the Letter of Credit promptly after receipt of such documents and sight drafts by the Bank and will give Borrower notice of any drawings no later than three (3) Business Days following the drawing; and

                                (c)          Borrower agrees that the Letter of Credit shall not have an expiry date later than the earlier of (i) 364 days from the date such Letter of Credit was issued, or (ii) the Expiration Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

                The Borrower represents and warrants to the Bank that:

                3.01  Organization and Qualification . Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Borrower and the Guarantor is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary. Schedule 3.01 to this Agreement states as of the Closing Date the jurisdiction of incorporation of the Borrower and the Guarantor and each jurisdiction in which the Borrower and the Guarantor are each qualified to do business as a foreign corporation.

                3.02  Power to Carry on Business; Licenses . Each of the Borrower and the Guarantor has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted in all material respects. Each of the Borrower and the Guarantor has all licenses, permits, consents and governmental approvals or authorizations necessary to carry on its business as now conducted in all material respects.

                3.03  Authority and Authorization . The Borrower has corporate power and authority to execute and deliver this Agreement, the Notes, the Security Agreements and the other Loan Documents, executed by the Borrower, to make the borrowings provided for in this Agreement, to execute and deliver the Notes in evidence of such borrowings and to perform its obligations under this Agreement, the Notes, the Security Agreement and the other Loan Documents. The Guarantor has corporate power and authority to execute and deliver the Guaranty executed by the Guarantor and to perform its obligations under the Guaranty and the other Loan Documents to which it is a party. All such action has been duly and validly authorized by all necessary corporate proceedings on the part of each of the Borrower and the Guarantor.

                3.04  Execution and Binding Effect . This Agreement, the Notes, the Security Agreement and the other Loan Documents have been duly and validly executed and delivered by the Borrower and each such document or agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms. The Guaranty has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms.

                3.05  Absence of Conflicts . Neither the execution and delivery of this Agreement, the Notes, the Security Agreement or the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance with their terms and conditions will (a) violate any Law, (b) conflict with or result in a breach of or a default under the Articles of incorporation or by-laws of the Borrower or the Guarantor or any agreement or instrument to which the Borrower or the Guarantor is a party or by which it or any of its properties may be subject or bound or (c) result in the creation or imposition of any Lien upon any property of the Borrower or the Guarantor.

                3.06  Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement, the Notes, the Security Agreement or the other Loan Documents, the consummation of the transactions contemplated in any of them, or the performance of or compliance with the terms and conditions of this Agreement, the Notes, the Security Agreement or the other Loan Documents.

                3.07  Ownership and Control . Schedule 3.07 to this Agreement states as of the Closing Date the authorized capitalization of the Borrower and the Guarantor (including capital stock of the Borrower and the Guarantor held in Treasury), the number of shares of each class of capital stock issued and outstanding of the Borrower and Guarantor and the number and percentage of outstanding shares of each such class of capital stock of the Borrower and the names of the record and beneficial owners of such shares of the Borrower. The outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. Schedule 3.07 to this Agreement describes as of the Closing Date all outstanding options, rights and warrants issued by either the Borrower or the Guarantor for the acquisition of shares of the capital stock of the Borrower or the Guarantor, all outstanding securities or obligations convertible into such shares and all agreements by the Borrower or the Guarantor to issue or sell such shares. Schedule 3.07 to this Agreement describes as of the Closing Date all options, sale agreements, pledges, proxies, voting trusts, powers of attorney and other agreements or instruments binding upon any of its shareholders with respect to beneficial or record ownership of or voting rights with respect to shares of the capital stock of the Borrower.

                3.08  Officers and Directors of the Borrower . Schedule 3.08 to this Agreement states as of the Closing Date the officers and directors of the Borrower and the Guarantor.

                3.09  Subsidiaries. The Borrower does not have any Subsidiaries. The Guarantor has no Subsidiaries other than the Borrower.

                3.10  Business . Schedule 3.10 to this Agreement describes the business of the Borrower as presently conducted and presently planned to be conducted.

                3.11  Title to Property . The Borrower has good and marketable title in fee simple to all real property and good and marketable title to all other property purported to be owned by it, including that reflected in the most recent balance sheet referred to in Section 3.12 of this Agreement or submitted pursuant to Section 5.01(a) of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to Liens not forbidden by Section 6.01 of this Agreement.

                3.12  Financial Statements.

                                (a)          The Borrower has delivered to the Bank audited consolidated and consolidating balance sheets and related statements of income and retained earnings and cash flow of the Borrower and the Guarantor for the fiscal year ended December 31, 2003, as audited by Beard Miller Company. Such financial statements (including the notes) present fairly the financial condition of the Borrower and the Guarantor as of the end of such fiscal periods and the results of its operations and the changes in financial position for the fiscal periods then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal periods. In addition, the Borrower and the Guarantor have provided interim internally prepared consolidated and consolidating financial statements and a balance sheet for the period ended September 30, 2004. Such interim financial statements present fairly the financial condition of the Borrower and of the end of such fiscal period.

                                (b)          The Borrower and the Guarantor have delivered to the Bank projections (the “Projections”) covering the fiscal year ending December 31, 2005. The Projections were internally prepared by Borrower and represent the best available good faith estimate of the Borrower and the Guarantor regarding the course of the business of the Borrower and the Guarantor for the periods covered by such projections. The assumptions set forth in the Projections are reasonable and realistic based on current economic conditions. Neither the Borrower nor the Guarantor knows of any fact, circumstance or condition that is likely to prevent the Borrower and the Guarantor from achieving the performance levels set forth in the Projections.

                3.13  Taxes. All tax returns required to be filed by each of the Borrower and the Guarantor have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

                3.14  Contracts . Except as described in Schedule 3.14 to this Agreement, as of the Closing Date, the Borrower is not a party to any contract, agreement, lease or instrument which is material to the business, financial condition or operations of the Borrower and, except as described in Schedule 3.14, as of the Closing Date, the Borrower is not in default in the terms or conditions of any agreement, lease or instrument of any kind other than agreements, leases or instruments which are terminable at will by the Borrower without penalty or which are not, singly or in the aggregate, material to the assets, business, operations or financial condition of the Borrower and Borrower has received no notice or indication of termination, revocation or forfeiture of any such material agreements by the other party or parties to any such material agreements.

                3.15  Litigation . There is no pending, contemplated or threatened action, suit or proceeding by or before any Official Body against or affecting the Borrower, at law or equity, which if adversely decided would have a material adverse effect on the assets, business, operations or financial condition of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement, the Notes, the Security Agreement or the other Loan Documents.

                3.16  Compliance with Laws . Neither the Borrower nor the Guarantor is in violation of or subject to any material contingent liability on account of any Law.

                3.17  Pension Plans . (a) Each Plan has been and will be maintained and funded, in accordance with its terms and with all provisions of ERISA and other applicable laws; (b) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan; (c) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan.

                3.18  Patents, Licenses, Franchises . The Borrower owns or possesses all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate the Borrower’ properties and to carry on their business as presently conducted and presently planned to be conducted without conflict with the rights of others. Except as set forth on Schedule 3.18 to this Agreement, no patent, trademark, service mark, trade name, copyright, license, franchise or permit or right with respect to the foregoing is of material importance to the business of the Borrower, and there is no reason to anticipate any material liability to the Borrower in respect of any claim of infringement of any kind. Notwithstanding the foregoing, the Bank acknowledges that the Borrower has not filed for federal tradename or trademark protection of the Borrower’s name.

                3.19  Environmental Matters .

                                (a)          To the best of the Borrower’s knowledge, after due inquiry, neither the Borrower nor any of its Affiliates is in violation of The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, The Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, The Clean Water Act, The Toxic Substances Control Act and The Clean Air Act or any rule or regulation promulgated pursuant to any of the foregoing statutes, or any other federal, state or local environmental law, statute, rule, regulation or ordinance applicable to the Borrower or its properties (all of the foregoing are sometimes collectively referred to in this Section 3.19 as the “Environmental Laws”);

                                (b)          To the best of Borrower’s knowledge, after due inquiry, neither the Borrower nor any of its Affiliates, directors, officers, employees, agents or independent contractors has arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport for disposal or treatment of, any hazardous substance (as defined by CERCLA, as amended), owned, used or possessed by the Borrower, identified by the EPA on the National Priorities List, 40 C.F.R. Part 300, (or proposed by the EPA in the Federal Register for listing on such National Priorities List) or identified under any corresponding state statute or regulation concerning cleanup of waste disposal sites (a “State Superfund Law”), at any location;

                                (c)          To the best knowledge of the Borrower after due inquiry, no predecessor (as defined by CERCLA, as amended) has arranged by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for transport for the disposal or treatment of, any hazardous substance (as defined by CERCLA, as amended), owned, used or possessed by any Predecessor at any location;

                                (d)          Neither the Borrower nor any of its Affiliates “owned” or “operated” any “facility” (within the meaning of CERCLA, as amended, or any State Superfund Law) at the time any hazardous substances were disposed of in violation of any Environmental Law.

                3.20  Margin Stock . The Borrower will not make any borrowing under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrower does not own any “margin stock”. The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

                3.21  No Event of Default; Compliance with Agreements . No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. The Borrower is not in violation of any term of any charter instrument or bylaw.

                3.22  No Material Adverse Change . Since December 31, 2003, there has been no material adverse change in the assets, business, operations or financial condition of the Borrower or the Guarantor.

                3.23  Accurate and Complete Disclosure . No representation or warranty made by the Borrower under this Agreement, the Notes, the Security Agreement or the other Loan Documents and no statement made by the Borrower in any financial statement (furnished pursuant to Sections 3.12 or 5.01 or otherwise), certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The Borrower has disclosed to the Bank in writing every material fact known to the Borrower which is peculiar to the Borrower and materially and adversely affects, and would materially and adversely affect, the assets, business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement, the Notes, the Security Agreement and the other Loan Documents.

                3.24  Security Interest . The security interest in the collateral granted to the Bank pursuant to the Security Agreement (i) except as provided in Schedule 3.24 to this Agreement, constitutes and (subject to the Continuation Actions, as described below) will continue to constitute a perfected security interest under the Code entitled to all of the rights, benefits and priorities provided by the Code and (ii) except as otherwise permitted under Section 6.01 of this Agreement, is and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by lien or otherwise, to the full extent provided by Law. All such action as is necessary or advisable to establish such rights of the Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of continuation statements with respect to such financing statements within six months prior to each five year anniversary of the filing of such financing statements and continued possession by the Bank of the collateral delivered to it (such actions shall sometimes be referred to herein as the “Continuation Actions”). All filing fees and other expenses in connection with each such action shall be paid by the Borrower and the Bank shall be reimbursed by the Borrower for any such fees and expenses incurred by the Bank.

                3.25  Qualified Accounts. With respect to all accounts from time to time scheduled, listed or referred to in any certificate, statement or report delivered to the Bank and purported to be Qualified Accounts by the Borrower, Borrower warrants and represents to the Bank that (a) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by a note, instrument or judgment; (b) the accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the documents delivered to the Bank with respect to the accounts; (c) no payments have been or will be made on the accounts except payments immediately delivered to the Bank pursuant to this Agreement; (d) there are no material setoffs, counterclaims or disputes existing or asserted with respect to the accounts and the Borrower has not made any agreement with any account debtor for any deduction from any account; (e) there are no facts, events or occurrences which in any way impair the validity or enforcement of any account or tend to reduce the amount payable under any account as shown on the respective certificates and statements, any books and records and all invoices and statements delivered to the Bank with respect to any account; (f) all account debtors have the capacity to contract and, to the best of the Borrower’s knowledge, are solvent; (g) the services furnished and/or goods sold giving rise to any account are not subject to any lien, claim, encumbrance or security interest except that of the Bank; (h) to the best of the Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor’s financial condition; (i) the account is not an account with respect to which the account debtor is an Affiliate or a director, officer or employee of either of the Borrower or an Affiliate; (j) the account does not arise with respect to goods which have not been shipped or arise with respect to services which have not been fully performed and accepted as satisfactory by the account debtor; (k) the account is not an account with respect to which the account debtor’s obligation to pay the account is conditional upon the account debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; and (l) the amounts shown on the applicable certificates, statements, books and records and all invoices and statements which may be delivered to the Bank with respect to such accounts are actually and absolutely owing to the Borrower and are not in any way contingent. The Borrower shall immediately notify the Bank in the event that any such account ceases to satisfy the above representations and warranties.

                3.26  Inventory Warranties. With respect to inventory scheduled, listed or referred to in any certificate, statement or report of any Borrower delivered to the Bank, the Borrower warrants and represents that (a) such inventory is located on the premises listed on Schedule A to the Security Agreement as to which the Borrower has obtained Landlord’s Waivers and is not in transit; (b) the Borrower has good, indefeasible and merchantable title to such inventory and such inventory is not subject to any lien or security interest whatsoever except for the security interest granted to the Bank; (c) such inventory is of good merchantable quality, free from any defects or obsolescence; (d) such inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; and (e) the completion of manufacture and sale or other disposition of such inventory by the Bank following an Event of Default shall not require the consent of any person and shall not constitute a breach or default under any contract or agreement to which the Borrower is a party or to which the inventory is subject. The Borrower shall immediately notify the Bank in the event that any such inventory ceases to satisfy the above representations and warranties.

                3.27  Solvency. After the making of the Loans, the Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of the Borrower’s respective business greater than the amount required to pay its debts as they become due. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated herein.

                3.28 Anti-Terrorism Laws. (a) None of the Borrower, the Guarantor, nor any of their Subsidiaries or Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                (b)          None of the Borrower, the Guarantor, nor any of their Subsidiaries or Affiliates or their respective agents acting or benefiting in any capacity in connection with this Agreement or other transactions hereunder, is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person or entity with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a person or entity who is affiliated or associated with a person or entity listed above. None of the Borrower, the Guarantor, nor any of their Subsidiaries or any of their Affiliates acting in any capacity in connection with this Agreement or any other transaction hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE IV

CONDITIONS OF LENDING

                The obligation of the Bank to make any Loan is subject to the accuracy as of the Closing Date of the representations and warranties contained in this Agreement and the other Loan Documents, to the performance by the Borrower of its obligations to be performed under this Agreement and under the other Loan Documents on or before the date of such Loan and to the satisfaction of the following further conditions:

                4.01  Representations and Warranties; Events of Default and Potential Defaults . The representations and warranties contained in Article III shall be true and correct on and as of the date of the Revolving Credit Loans and the Closing Date, with the same effect as though made on and as of each such date. On the Closing Date, the Borrower shall have delivered a Certificate to that effect signed by the President of the Borrower. On the date of the Revolving Credit Loans and each of the Term Loans, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. On the Closing Date, the Borrower shall have delivered a Certificate to that effect signed by the President of the Borrower.

                4.02  Proceedings and Incumbency . On the Closing Date, each of the Borrower and the Guarantor shall have delivered to the Bank a certificate, in form and substance satisfactory to the Bank, dated the Closing Date and signed on behalf of each of the Borrower and the Guarantor by the Secretary or Assistant Secretary of the Borrower and the Guarantor, as the case may be, certifying as to (a) true copies of the Articles of Incorporation and bylaws of the Borrower or the Guarantor all as in effect on such date, (b) true copies of all corporate action taken by the Borrower or the Guarantor relative to this Agreement, the Notes, the Security Agreement and the other Loan Documents, including but not limited to that described in Section 3.03 of this Agreement, and (c) the names, true signatures and incumbency of the officers of the Borrower or the Guarantor authorized to execute and deliver this Agreement, the Notes, the Security Agreement and the other Loan Documents. The Bank may conclusively rely on each such certificate unless and until a later certificate revising the prior certificate has been received by the Bank.

                4.03  Opinion of Counsel . On the Closing Date, there shall have been delivered to the Bank a written opinion, dated the Closing Date, of Eckert Seamans Cherin & Mellott, LLC, counsel for the Borrower and the Guarantor, satisfactory in terms, form and substance to the Bank and its counsel.

                4.04  Agreement and Notes . On the Closing Date, this Agreement and the Notes executed by the Borrower, all satisfactory in terms, form and substance to the Bank, shall have been delivered to the Bank.

                4.05  Security Agreement . On the Closing Date, the Security Agreement, satisfactory in terms, form and substance to the Bank, shall have been executed and delivered by the Borrower to the Bank and shall be in effect and all filings contemplated by the Security Agreement shall have been made.

                4.06  UCC Financing Statements . On or before the Closing Date, all UCC-1 financing statements to be filed pursuant to the Loan Agreement or the Security Agreement and the other Loan Documents shall have been duly filed and shall be in effect.

                4.07 Borrowing Base Certificate. On the Closing Date, the Borrower shall have executed and delivered a completed Borrowing Base Certificate in the form attached hereto as Exhibit “E”.

                4.08 Landlord’s Waivers. On or before the Closing Date, the Borrower shall have delivered to the Bank Landlord’s Waivers from the Lessor covering the Borrower’s locations in New Castle, Pennsylvania and Brewton, Alabama, all in form and substance satisfactory to the Bank.

                4.09 Guaranty. On or before the Closing Date, the Guaranty, satisfactory in terms, form and substance to the Bank, shall have been executed and delivered by the Guarantor to the Bank.

                4.10 Deposit Accounts. On or before the Closing Date, Borrower shall have opened and shall be maintaining its primary deposit and operating accounts with the Bank.

                4.11. Lien Searches. On or before the Closing Date, Borrower shall have delivered to the Bank UCC lien, judgment, bankruptcy and litigation searches covering the Borrower in the Commonwealth of Pennsylvania evidencing no Liens that are unsatisfactory to the Bank, all in form and substance satisfactory to the Bank.

                4.12  Other Documents and Conditions . On or before the Closing Date, the following documents and conditions shall have been delivered or satisfied by or on behalf of the Borrower to the Bank:

                                (a)          Good Standing and Tax Lien Certificates. Good Standing Certificate of the Department of State of Pennsylvania and the Department of State of Nevada certifying to the good standing and corporate status of the Borrower and the Guarantor, respectively.

                                (b)          Financial Statements. Financial statements in form and substance satisfactory to the Bank, as described in Section 3.12 of this Agreement.

                                (c)          Insurance. Evidence, in form and substance satisfactory to the Bank, that the business and all assets of the Borrower and the corporate sureties are adequately insured and that the Bank has been named as lender’s loss payee and additional insured on all policies of insurance covering Collateral (as defined in the Security Agreement).

                                (d)          No Material Adverse Change. Evidence satisfactory to the Bank that no material adverse change has occurred with respect to the Borrower and the Guarantor since December 31, 2003.

                                (e)          Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to the Bank by the terms of this Agreement or of any Loan Document.

                4.13  Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Bank and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank, as the Bank may from time to time request.

                4.14  Fees and Expenses. The Borrower shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, closing costs, filing and notary fees, and any other similar matters pertinent to the closing.

ARTICLE V

AFFIRMATIVE COVENANTS

                The Borrower covenants to the Bank as follows:

                5.01  Reporting and Information Requirements.

                                (a)          Annual Reviewed Reports. As soon as practicable, and in any event within 90 days after the close of each fiscal year of the Borrower and the Guarantor, the Borrower will furnish to the Bank audited consolidated and consolidating statements of income, retained earnings and cash flow of the Borrower and the Guarantor for such fiscal year and an audited consolidated and consolidating balance sheet of the Borrower and the Guarantor as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, with such statements and balance sheet to be certified by Beard Miller Company LLP or other independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Bank. The certificate or report of such accountants shall be free of exception or qualifications not acceptable to the Bank and shall in any event contain a written statement of such accountants substantially to the effect that such accountants reviewed such statements and balance sheet in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur). Together with delivery of such statements, the Borrower will provide to the Bank a copy of any management letters delivered by such accountants to the management of Borrower.

                                (b)          Quarterly Reports. As soon as practicable, and in any event within 45 days after the close of each fiscal quarter of the Borrower during the term of this Agreement, the Borrower will furnish to the Bank internally prepared consolidated and consolidating statements of income for the Borrower and the Guarantor for such fiscal period and for the portion of the fiscal year to the end of such fiscal period and a consolidated and consolidating balance sheet of the Borrower and the Guarantor as of the close of such fiscal period, all in reasonable detail. All such income statements and balance sheets shall be prepared by the Borrower and certified by the President, Treasurer or chief financial officer of the Borrower as presenting fairly the financial position of the Borrower and the Guarantor as of the end of such quarter and the results of their operations for such periods subject to year end adjustment, in conformity with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Bank.

                                (c)          Compliance Certificate. Within 45 days after the end of each fiscal year of the Borrower and within 45 days after the end of each fiscal quarter, the Borrower will deliver to the Bank a certificate, in the form attached to this Agreement as Exhibit “F“, dated as of the end of such fiscal year or quarter, as the case may be, signed on behalf of the Borrower by its President, Treasurer or chief financial officer stating that, as of the date of the certificate, no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower.

                                (d)          Accountants’ Certificates. Each set of statements and balance sheet delivered pursuant to Section 5.01(a) of this Agreement shall be accompanied by a certificate or report dated the date of such statements and balance sheet by the accountants who prepared such statements and balance sheet stating in substance that they have reviewed this Agreement and that in making the examination necessary for their audit of such statements and balance sheet they did not become aware of any Event of Default or Potential Default, or if they did become so aware, such certificate or report shall state the nature and period of existence of the Event of Default or Potential Default.

                                (e)          Accounts Receivable and Accounts Payable Statements; Inventory Reports. Within twenty (20) days after the end of each calendar month, the Borrower will deliver to the Bank a schedule of its accounts receivable, accounts payable and inventory, such report to include a listing of all Qualified Accounts, Qualified Inventory and the aging thereof by open invoice of each customer owed to or by the Borrower, all certified as to accuracy by the President, Treasurer or chief financial officer of the Borrower. The Borrower shall also provide the Bank with all information requested by Bank with respect to any account debtor.

                                (f)          Borrowing Base Certificates. As often as the Bank shall from time to time request and in any event within twenty (20) days after the end of each calendar month, the Borrower will deliver to the Bank a Borrowing Base Certificate reflecting the Borrower’s Qualified Accounts, Qualified Inventory and other matters as of the close of business of the last day of the calendar month immediately preceding the date of delivery of the Borrowing Base Certificate, on the Bank’s standard forms as delivered to the Borrower, with all blanks completed, in form and substance satisfactory to the Bank.

                                (g)          Visitation. After reasonable notice and at reasonable times, the Borrower will permit such persons as the Bank may designate to visit and inspect any of the properties of the Borrower, to examine, and to make copies and extracts from, the books and records of either of the Borrower and to discuss its affairs with its officers, employees and independent accountants at such times and as often as the Bank may request. The Borrower authorizes its officers, employees and independent accountants to discuss with the Bank the affairs of the Borrower.

                                In addition to the foregoing, the Borrower agrees that the Bank may, at its discretion, and at the cost of the Borrower, conduct field audits of the Borrower’s inventory, accounts receivable and other assets and book and records at least twice during each calendar year and, after reasonable notice and at reasonable times, the Borrower hereby authorizes the employees and agents of the Bank who are to conduct such audits to visit the locations of Borrower, have access to the books and records of the Borrower. The Borrower further authorizes the employees and management of the Borrower to discuss the affairs of the Borrower with the employees and agents of the Bank in order that the Bank may conduct such field audits in a manner that is satisfactory to the Bank.

                                (h)          Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the Borrower will give the Bank notice of the Event of Default or Potential Default, together with a written statement of the President, Treasurer or chief financial officer of the Borrower setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower.

                                (i)          Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower will give the Bank telephonic or telegraphic notice (with written confirmation set on the same or next Business Day) about any material adverse change in the assets, business, operations or financial condition of the Borrower or any development or occurrence which would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement.

                                (j)          Reports to Governmental Agencies and Other Creditors. With reasonable promptness, the Borrower will deliver to the Bank upon written request copies of all such financial reports, statements and returns which the Borrower shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report, statement or return delivered by the Borrower to any supplier or other creditor.

                                (k)          Notice of Proceedings. Promptly upon becoming aware thereof, the Borrower will give the Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting either of the Borrower which, if adversely decided, would have a material adverse effect on the assets, business, operations or financial condition of either of the Borrower.

                                (l)          Further Information. The Borrower will promptly furnish to the Bank such other information, and in such form, as the Bank may reasonably request from time to time.

                5.02  Preservation of Existence and Franchises . Each of the Borrower and the Guarantor will maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Each of the Borrower and the Guarantor will qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain qualification would have a material adverse effect on the assets, business, operations or financial condition of the Borrower or the Guarantor.

                5.03  Insurance . The Borrower will maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Bank and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated. The Borrower will add the Bank as additional insured and lender’s loss payee to all policies of insurance which insure against loss of or damage to the Collateral (as defined in the Security Agreement) and will add the Bank as additional insured, loss payee to all policies of insurance covering property subject to the Security Agreement and to provide the Bank with thirty (30) days advance notice of the termination of any such policy of insurance.

                5.04  Maintenance of Properties . The Borrower will maintain or cause to be maintained in good repair, working order and condition, the properties now or in the future owned, leased or otherwise possessed by the Borrower, or either of them, and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. The Borrower shall notify the Bank prior to any change in the location of any of its properties or businesses.

                5.05  Payment of Liabilities . The Borrower will pay or discharge:

                                (a)          on or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income except taxes, assessments or charges subject to good faith dispute for which the Borrower has created adequate reserves on its books;

                                (b)          on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any of its property, except such claims which are subject to good faith dispute and as to which the Borrower has created adequate reserves on its books;

                                (c)          on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of its property, except such claims which are subject to good faith dispute and as to which the Borrower has created adequate reserves on its books; and

                                (d)          all other current liabilities so that none is due more than ninety (90) days after the due date for each liability, except current liabilities which are subject to good faith dispute and as to which the Borrower has created adequate reserves on its books.

                5.06  Financial Accounting Practices . The Borrower will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                5.07  Compliance with Laws . The Borrower shall comply with all applicable Laws in all material respects.

                5.08  Pension Plans . The Borrower shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrower in connection with such termination; (b) make contributions to all of the Borrower’s Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material “accumulated funding deficiency” as such term is defined in ERISA; and (d) notify the Bank immediately upon receipt by the Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Borrower shall deliver to the Bank, promptly after written request by the Bank, copies of all reports or notices which the Borrower files or receives under ERISA with or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor.

                5.09  Continuation of and Change in Business . The Borrower will continue to engage in the businesses and activities substantially as described in Schedule 3.10 to this Agreement and the Borrower will not engage in any other businesses or activities without prior written consent of the Bank.

                5.10  Use of Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans for general working capital and general corporate purposes, the proceeds of the Term Loan for the refinance of Debt owing to Sky Bank, and the Multi-Draw Term Loan for equipment to be used in the Borrower’s business generally.

                5.11  Lien Searches . The Bank may, but shall not be obligated to, conduct lien searches of the Borrower and its assets and properties on an annual basis and at such other times as the Bank, in its reasonable discretion, may determine to be necessary. The Borrower shall reimburse the Bank for the Bank’s reasonable out-of-pocket costs in connection with such lien searches.

                5.12  Management; Ownership and Control of Guarantor. The Borrower will maintain Joseph Giordano, Charles J. Long, Jr. and Shawn C. Fabry in senior management positions of the Borrower at all times during the term of this Agreement or provide evidence to the Bank of alternative senior management for the Borrower that is satisfactory to the Borrower in its reasonable discretion. Joseph Giordano and Charles J. Long, Jr. shall at all times own and control at least a majority of the voting and non-voting capital stock of the Guarantor, provided that the failure of Joseph Giordano and Charles J. Long, Jr. to own and control a majority of the voting and non-voting capital stock of the Guarantor by reason of the death of either or both of Joseph Giordano and/or Charles J. Long, Jr. shall not constitute an Event of Default under this Agreement for a period of one hundred eighty (180) consecutive days after such failure provided that the Borrower at all times maintains at least $2,500,000 of key-man life insurance in favor of the Borrower as the beneficiary covering the lives of each of Joseph Giordano and Charles J. Long, Jr.

                5.13  Further Assurances . The Borrower, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Bank may from time to time request in order more effectively to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement and to cause the security interest or interests, the liens, or conveyance granted under the Security Agreement or any other Loan Documents to be, at all times, valid, perfected and enforceable against the Borrower and all third parties. All expenses of such filings, and recordings, and refilings, and rerecordings, shall be borne by the Borrower.

ARTICLE VI

NEGATIVE COVENANTS

                The Borrower covenants to the Bank as follows:

                6.01  Liens . Neither the Borrower nor the Guarantor shall at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or acquired in the future, or agree to become liable to do so, except:

                                (a)          Liens existing on the Closing Date and described in Schedule 6.01 to this Agreement, Liens in favor of the Bank and Liens securing Debt permitted under Section 6.02 of this Agreement;

                                (b)          Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05(a) of this Agreement that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to Section 5.05(a) of this Agreement;

                                (c)          Deposits or pledges to secure workmen’s compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business;

                                (d)          Mechanics’, carriers’, workmen’s, repairmen’s or similar liens arising in the ordinary course of business in respect of obligations which are not overdue, or deposits made to obtain the release of such mechanics’, carriers’, workmen’s, repairmen’s or similar liens which are being contested in good faith by appropriate proceedings and with respect to which the Borrower has created reserves which are determined to be adequate by the application of GAAP consistently applied; and

                                (e)          Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title to real property and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower.

                6.02  Debt . Neither the Borrower nor the Guarantor will at any time create, incur, assume or suffer to exist any Debt, except:

                                (a)          Debt under this Agreement, the Notes, the other Loan Documents or under any other document, instrument or agreement between the Borrower and the Bank;

                                (b)          Debt existing on the Closing Date and described in Schedule 6.02 to this Agreement; provided, however, that none of such indebtedness shall be extended, renewed or refinanced without the prior written consent of the Bank;

                                (c)          Current accounts payable, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of business; and

                                (d)          Debt and Capitalized Lease Obligations for the purchase or lease of property useful in the business of the Borrower or the Guarantor that is not described in subparts (a) or (b) above in this Section 6.02, not to exceed $250,000 in the aggregate at any time, provided that any Lien securing such Debt is limited to the property that is purchased or leased with the proceeds of such Debt and identifiable proceeds of such property.

                6.03  Guarantees and Contingent Liabilities . Neither the Borrower nor the Guarantor will at any time directly or indirectly assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person, firm or entity, except as described in this Agreement.

                6.04  Loans and Investments . Neither the Borrower nor the Guarantor will at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other person, including any Subsidiary, or agree, become or remain liable to do any of the foregoing; except

                                (a)          Trade credit extended under usual and customary terms in the ordinary course of business;

                                (b)          Advances to its employees for expenses which are reimbursable by the Borrower in the ordinary course of business;

                                (c)          Investments made by the Guarantor in the Borrower; and

                                (d)          Loans, advances and investments which are described on Schedule 6.04 to this Agreement.

                6.05  Dividends and Related Distributions . The Borrower will not declare, make, pay, or agree, become or remain liable to, make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of the capital stock of the Borrower or on account of the purchase, redemption, retirement or acquisition of any shares of the capital stock (or warrants, options or rights for any shares of the capital stock) of the Borrower if an Event of Default or Potential Default is, or after giving effect to such distribution would be, in existence.

                6.06  Leases . The Borrower will not at any time enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property, except:

                                (a)          leases cancelable by the lessee without penalty on not more than 90 days’ notice; and

                                (b)          leases described on Schedule 6.06 to this Agreement and leases of equipment, including vehicle leases, (other than Capitalized Lease Obligations) used in the operation of Borrower’s business in the ordinary course, provided, however, in no event shall the aggregate Lease Obligations of the Borrower exceed the Lease Obligations described on Schedule 6.06 to this Agreement plus $50,000 in any fiscal year of the Borrower.

                6.07  Merger; Consolidation; Business Acquisitions . Neither the Borrower nor the Guarantor will merge or will agree to merge with or into or consolidate with any other person, corporation, firm or other entity. Neither the Borrower nor the Guarantor will acquire any material portion of the stock or assets or business of any other person, corporation, firm or other entity.

                6.08  Dispositions of Assets . Neither the Borrower nor the Guarantor will sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a “transaction” and any series of related transactions constituting but a single transaction), any of its properties or assets, tangible or intangible (including stock of subsidiaries), except for (a) disposition of equipment no longer useful in their business, in the ordinary course of business and (b) assets reasonably determined by the Borrower or the Guarantor to be obsolete or of no further value to or use in the business or operations of the Borrower and the Guarantor.

                6.09  Self-Dealing . Neither the Borrower nor the Guarantor will enter into or carry out any loan, advance or other transaction (including, without limitation, purchasing property or services or selling property or services) with any Affiliate except that:

                                (a)          directors, officers and employees of the Borrower and the Guarantor may render services to the Borrower and the Guarantor for reasonable compensation; and

                                (b)          the Borrower and the Guarantor may enter into and carry out other transactions with Affiliates if in the ordinary course of business, pursuant to the reasonable requirements of the Borrower’s or the Guarantor’s business upon terms reasonably found by the board of directors of the Borrower or the Guarantor, as the case may be, after due inquiry to be fair and reasonable and no less favorable to the Borrower or the Guarantor than would be obtained in a comparable arm’s-length transaction.

                6.10  Reserved.

                6.11  Margin Stock . The Borrower will not use the proceeds of any Loans directly or indirectly to purchase or carry any “margin stock” (within the meaning of Regulations U, G, T, or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

                6.12  Consolidated Tax Returns . Neither the Borrower nor the Guarantor will, without prior written consent of the Bank, file, or consent to the filing of, any consolidated income tax return with any person other than each other or a Subsidiary.

                6.13  Ownership and Control . The Borrower shall not directly or indirectly, issue, transfer, sell or otherwise dispose of any interest in the Borrower and the Guarantor shall at all times own and control 100% of each of the voting and non-voting capital stock of the Borrower.

                6.14  Financial Maintenance Covenants .

                                (a)          The Borrower shall not permit or suffer the Consolidated Tangible Net Worth to be less than the sum of (x) $5,049,000 plus (y) 50% of the Consolidated Net Income (excluding net losses) for each completed fiscal quarter of the Borrower during the period commencing on March 31, 2005 and concluding on the date of determination.

                                (b)          The Borrower shall not permit or suffer the Consolidated Fixed Charge Coverage Ratio, calculated on a rolling four (4) quarter basis, to be less than 1.10 to 1.00 at the end of any fiscal quarter of the Borrower.

                6.15  Anti-Terrorism Laws. The Borrower, the Guarantor and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming Borrowers’ compliance with this Section 6.15.

ARTICLE VII

DEFAULTS

                7.01  Events of Default . An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

                                (a)          (i) The Borrower shall fail to pay principal on the Revolving Credit Loans when due, or (ii) the Borrower shall fail to pay principal on the Term Loan or the Multi-Draw Term Loan when due and such failure shall continue for a period of five (5) consecutive days; or

                                (b)          The Borrower shall fail to pay interest on the Loans or any fees payable pursuant to Article II of this Agreement when due and such failure shall continue for a period of five (5) consecutive days; or

                                (c)          The Borrower shall fail to pay any other fee, or other amount payable pursuant to this Agreement, the Notes, the Security Agreement and the other Loan Documents when due and such failure continues for a period of five (5) days after receipt of notice from Bank; or

                                (d)          Any representation or warranty made by the Borrower or the Guarantor under this Agreement, the Notes, the Security Agreement, the Guaranty or any of the other Loan Documents or any statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made; or

                                (e)          The Borrower shall have taken any action or failed to take any action, the effect of which is to cause the Bank’s security interest under the Security Agreement to become unperfected; or

                                (f)          The Borrower shall be in default in the performance or observance of any covenant, agreement or duty contained in (1) Section 5.01, 5.02, 5.03, 5.09, 5.10 or Article VI of this Agreement, or (2) any other provision of this Agreement or the other Loan Documents and such failure shall continue for a period of thirty (30) consecutive days; or

                                (g)          The Borrower or the Guarantor shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in an amount in excess of $100,000, beyond any period of grace with respect to the payment or, if an obligation (or set of related obligations) in an amount in excess of $100,000, is or are payable or repayable on demand, fails to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) in an amount in excess of $100,000, is or are created, secured or evidenced if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

                                (h)          One or more judgments for the payment of money in excess of $100,000 shall have been entered against the Borrower or the Guarantor, which judgment or judgments shall have remained undischarged or unstayed or unbonded for a period of thirty (30) days; or

                                (i)          A writ or warrant of attachment, garnishment, execution, distraint or similar process in excess of $100,000 shall have been issued against the Borrower or the Guarantor or any of their properties which shall have remained undischarged, unstayed or unbonded for a period of thirty (30) days; or

                                (j)          A material adverse change shall have occurred with respect to the assets, business, operations or financial condition of the Borrower or the Guarantor; or

                                (k)          A proceeding shall be instituted in respect of the Borrower or the Guarantor:

(i)	seeking to have an order for relief entered in respect of the Borrower or the Guarantor, or seeking a declaration or entailing a finding that the Borrower or the Guarantor is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower or the Guarantor, their assets or their debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or in the future in effect; or

(ii)	seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower or the Guarantor or for all or any substantial part of their property; or

                                (l)          Either of the Borrower or the Guarantor shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.01(k)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(k)(i) of this Agreement, shall institute a proceeding described in Section 7.01(k)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, dissolves, winds-up or liquidates itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.

                                (m)          The Revolving Credit Commitment is terminated by either the Borrower or the Bank prior to the maturity date of the Term Loan.

                7.02  Consequences of an Event of Default .

                                (a)          If an Event of Default specified in subsections (a) through (j) or (m) of Section 7.01 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans and may demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount and all other amounts owing by the Borrower under this Agreement, the Notes, the Security Agreement and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

                                (b)          If an Event of Default specified in subsections (k) or (l) of Section 7.01 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans and the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount and all other amounts owing by the Borrower under this Agreement, the Notes, the Security Agreement and the other Loan Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

                7.03  Set-Off . If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount or other amount owing by the Borrower under this Agreement, the Notes, the Security Agreement or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Bank and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Borrower by the Bank or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by the Borrower with the Bank or such holder. The Borrower consents to and confirms the foregoing arrangements and confirms the Bank’s rights and such holder’s rights of banker’s lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Bank’s rights or any such holder’s rights of banker’s lien or set-off.

ARTICLE VIII

MISCELLANEOUS

                8.01  Holidays . Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Notes or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

                8.02  Records . The unpaid principal amount of the Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount and the duration of such applicability shall at all times be ascertained from the records of the Bank, which shall be conclusive absent manifest error.

                8.03  Amendments and Waivers . The Bank and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Bank or of the Borrower under this Agreement, under the Notes or under any other Loan Document and the Bank may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and must be signed by the Bank and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default.

                8.04  No Implied Waiver; Cumulative Remedies . No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Bank under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have.

                8.05  Notices . All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telex or telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given notice will be effective when received. All notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to Borrower:	International Plastics and Equipment Corp. 185 Northgate Circle New Castle, Pennsylvania 16105 Attention: Shawn Fabry, Chief Financial Officer

and copy to:	Bryan Rosenberger, Esquire Eckert Seamans Cherin and Mellott, LLC 44th Floor, USX Tower 600 Grant Street Pittsburgh, PA 15219

If to Bank:	Citizens Bank of Pennsylvania 29th Floor, 525 William Penn Place Pittsburgh, PA 15219 Attention: Daniel T. Kennelly, Vice President

and copy to:	Craig S. Heryford, Esquire Klett Rooney Lieber & Schorling a Professional Corporation 40th Floor, One Oxford Centre Pittsburgh, PA 15219-6498

                                8.06 Expenses; Taxes; Attorneys’ Fees . The Borrower agrees to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to fees and expenses of counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, the insurance fees and expenses, real estate appraisal costs and environmental audit fees and expenses, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents, (iii) arising in connection with the Bank’s enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents, including but not limited to such expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Bank and (iv) arising in connection with any case under the Bankruptcy Code filed by or against either of the Borrower. The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined by the Bank to be payable in connection with this Agreement, the Notes or any of the other Loan Documents. The Borrower agrees to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of termination adverse to the Borrower of any action at law or suit in equity in relation to this Agreement, the Notes or any of the other Loan Documents, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorneys’ and paralegals’ fees incurred by the Bank or the holder of the Notes in connection with such action or suit. All payments due from the Borrower under this Section will be added to and become part of the Loans until paid in full.

                                8.07 Severability . The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

                                8.08 Governing Law; Consent to Jurisdiction . This Agreement will be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the laws of said Commonwealth. Each of the Borrower and the Bank consents to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes or any of the other Loan Documents.

                                8.09 Prior Understandings . This Agreement, the Notes, the Security Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes, the Security Agreement and the other Loan Documents.

                                8.10 Duration; Survival . All representations and warranties of the Borrower contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Bank, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrower will continue in full force and effect from and after the date of this Agreement so long as the Borrower may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrower under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Borrower to make payments to or indemnify the Bank will survive the payment in full of the Notes and of all other obligations of the Borrower under this Agreement, the Notes, the Security Agreement and the other Loan Documents.

                                8.11 Term of Agreement . This Agreement will terminate when all indebtedness of the Borrower to the Bank including, without limitation, the Loans and interest on the Loans is paid in full, and the Borrower has no right to borrow under this Agreement and the Bank has no obligation to make Loans under this Agreement.

                                8.12 Counterparts . This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

                                8.13 Successors and Assigns . This Agreement will be binding upon and inure to the benefit of the Bank, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights under this Agreement without the prior written consent of the Bank.

                                8.14 No Third Party Beneficiaries . The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

                                8.15 Participation and Holder . The Bank may from time to time sell, assign or grant one or more participations in all or any part of the Loans made by the Bank or which may be made by the Bank, or its right, title and interest in the Loans or in or to this Agreement, to another lending officer, lender or financial institution. In connection with any such sale, assignment or grant of participation, the Bank may make available to any prospective purchaser, assignee or participant any information relative to the Borrower in the Bank’s possession. Except to the extent otherwise required by the context of this Agreement, the word “Bank” where used in this Agreement means and includes any holder of a Note originally issued to the Bank and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement.

                                8.16 Exhibits . All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

                                8.17 Headings . The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

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8.18 WAIVER OF TRIAL BY JURY . EACH OF THE BORROWER AND THE BANK EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THEY WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.	INITIAL: JG DK SCF

                                 IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Agreement as of the date set forth at the beginning of this Agreement.

ATTEST:	INTERNATIONAL PLASTICS AND EQUIPMENT CORP.

/s/ Shawn C. Fabry	By: /s/ Joseph Giordano, Jr.
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Secretary	Title: President
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CITIZENS BANK OF PENNSYLVANIA

By: /s/ Daniel Kennelly
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Title: Vice President
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